Exhibit 10.19

AGREEMENT OF SUB-SUBLEASE

THIS AGREEMENT OF SUB-SUBLEASE (this “Sub-Sublease”), made and entered into as of the 23rd day of September, 2013, by and between CARLO PAZOLINI (USA) LLC, a Delaware limited liability company, with offices at 505 Fifth Avenue, Fifth Floor, New York, New York 10017 (“Carlo Pazolini”), and MESOBLAST INC., a Delaware corporation, with offices at 505 Fifth Avenue, 3rd Floor, New York, New York 10017 (“Mesoblast”),

W I T N E S S E T H:

WHEREAS, Fifth @ 42nd LLC (“Landlord”) leased to CIT Group Inc. (“CIT”) certain premises (the “Premises”) in the building located at 505 Fifth Avenue, New York, New York 10017 (the “Building”), as more particularly described therein, pursuant to a certain Agreement of Lease dated June 7, 2005 (the “Lease”); and

WHEREAS, CIT subleased to Carlo Pazolini a portion of the Premises (the “Subleased Premises”) consisting of 15,624 rentable square feet on the 5th floor of the Building, pursuant to a certain Sublease dated as of March     , 2011 (the “Sublease”); and

WHEREAS, Mesoblast now desires to sub-sublease the Subleased Premises from Carlo Pazolini, and Carlo Pazolini is willing to sub-sublease the Subleased Premises to Mesoblast, upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and obligations herein contained, the parties hereby agree as follows:

1. Subleased Premises. Carlo Pazolini hereby subleases the Subleased Premises to Mesoblast, and Mesoblast hereby hires the Subleased Premises from Carlo Pazolini, upon and subject to the terms and conditions set forth herein.

2. Term of Sub-Sublease. The term of the sublease (the “Term”) provided for under this Sub-Sublease shall commence on the date (the “Commencement Date”) that is the later to occur of (a) five (5) business days after the date upon which a written consent to this Sub-Sublease is executed and delivered (provided delivery may be by means of PDF) by each of CIT and Landlord and (b) February 1, 2014 and shall terminate on May 29, 2021 (the “Expiration Date”), unless sooner terminated as provided herein. Carlo Pazolini shall deliver possession of the Subleased Premises to Mesoblast vacant of tenancies, broom clean and in “as is” condition on the Commencement Date, and Mesoblast shall accept such possession. If Carlo Pazolini is unable to deliver possession of the Subleased Premises to Mesoblast by the date stated in the preceding clause (b), then Carlo Pazolini shall not be in default hereunder or be liable for damages therefor, and provided that this Sub-Sublease has not been terminated pursuant to Paragraph 5(i), Mesoblast shall accept possession of the Subleased Premises on the date when Carlo Pazolini tenders possession thereof to Mesoblast (which date or, if later, the date that is five (5) business days after receipt of consent to this Sub-Sublease from each of CIT and Landlord, will then be defined as the Commencement Date). Notwithstanding anything herein to the contrary, Carlo Pazolini shall be required to deliver the Subleased Premises to Mesoblast in substantially the same condition that existed as of the date hereof, reasonable wear and tear excepted, and Carlo Pazolini shall afford Mesoblast the opportunity to have access to the Subleased Premises on the date hereof for the purpose of confirming the condition of the Subleased Premises. If any damage is caused to the Subleased Premises by Carlo Pazolini or its partners, agents, contractors, employees or representatives from and after the date hereof and prior to the delivery of possession by Carlo Pazolini to Mesoblast, Carlo Pazolini shall be obligated to repair same within thirty (30) days after notice thereof from Mesoblast.

3. Fixed Rent.

(a) Mesoblast shall pay Carlo Pazolini fixed rent (“Fixed Rent”) for the Subleased Premises, as follows:

From the Commencement Date until the day immediately preceding the fourth (4th) anniversary of the Commencement Date, Nine Hundred Fifty-Three Thousand Sixty-Four Dollars ($953,064.00) per annum, payable in advance in monthly installments of Seventy-Nine Thousand Four Hundred Twenty Two and 00/100 Dollars ($79,422.00) on the Commencement Date and on the first day of each and every calendar month.

From the fourth (4th) anniversary of the Commencement Date until the Expiration Date, Nine Hundred Ninety-Nine Thousand Nine Hundred Thirty-Six Dollars ($999,936.00) per annum, payable in advance in monthly installments of Eighty Three Thousand Three Hundred Twenty Eight and 00/100 Dollars ($83,328.00) on the first day of each and every calendar month.

(b) Notwithstanding anything to the contrary in the foregoing, Mesoblast shall pay the first monthly installment of Fixed Rent upon the signing of this Sub-Sublease by Mesoblast.

(c) The Fixed Rent for any portion of a calendar month falling within the Term shall be prorated.

(d) Fixed Rent and Additional Rent (as hereinafter defined) shall be paid promptly when due, without notice or demand therefor (except as provided in Paragraph 4(c) below), and without deduction, abatement, counterclaim or setoff of any kind for any reason whatsoever.

(e) Fixed Rent and Additional Rent shall be paid in lawful money of the United States by either (i) wire transfer in accordance with Carlo Pazolini’s instructions, or (ii) check drawn on a bank which is a member of the New York Clearing House Association to Carlo Pazolini at its address set forth in the preamble to this Sub-Sublease or at such other address as Carlo Pazolini may from time to time designate by notice to Mesoblast; provided, however, that, if requested by Carlo Pazolini, Mesoblast shall pay Fixed Rent and Additional Rent by direct remittance to a bank account of Carlo Pazolini which shall be designated by the Carlo Pazolini from time to time for such purpose.

(f) Notwithstanding anything to the contrary contained in this Paragraph 3, provided that no Event of Default has occurred and is then continuing, the Fixed Rent for the first two (2) months of the Term shall be abated. To the extent the Commencement Date starts on a date other than the first day of the month, the abatement shall be prorated for the month in which the abatement expires, and Mesoblast shall pay to Carlo Pazolini Fixed Rent for the portion of such month after the date in which the abatement expires on the first day of such month.

4. Additional Rent.

(a) At least five (5) days prior to each date on which any payment on account of Additional Rent is required to be paid by Carlo Pazolini to CIT pursuant to the terms of the Sublease or to Landlord pursuant to the terms of the Lease, Mesoblast shall pay to Carlo Pazolini the corresponding amount due to CIT pursuant to this Sub-Sublease. In addition, commencing on January 1, 2015, at least five (5) days prior to each date thereafter on which any payment in respect of Taxes (as defined in Section 3.01(D) of the Lease) (“CP’s Tax Payment”) and Operating Expenses (as defined in Section 3.03(E) of the Lease), (“CP’s Operating Payment”) is required to be paid by Carlo Pazolini to CIT pursuant to Section 4(c) of the Sublease, Mesoblast shall pay to Carlo Pazolini the amounts by which CP’s Tax Payment and CP’s Operating Payment exceed the respective amounts of CP’s Tax Payment and CP’s Operating Payment payable by Carlo Pazolini to CIT for the 2014 calendar year. Within ten (10) days after receipt of Landlord’s Statement, Carlo Pazolini shall furnish to Mesoblast a statement setting forth CP’s Tax Payment payable on June 1 and December 1 of the following calendar year and CP’s Operating Payment payable each month for the following calendar year, which statement shall be based on the corresponding statements or estimates received from Landlord or CIT, as applicable, for such year. In addition, Carlo Pazolini shall furnish to Mesoblast, promptly after receipt thereof by Carlo Pazolini, copies of (i) any Landlord Statements (as defined in the Lease) or Landlord estimates with respect to Tenant’s Operating Payments or Tenant’s Tax Payments (each of such terms, as defined in the Lease) received from Landlord or CIT and (ii) any notices, estimates or statements received from CIT relating to CP’s Operating Payments and/or CP’s Tax Payments. If Carlo Pazolini shall receive any refund or credit with respect to any overpayment by Carlo Pazolini of CP’s Operating Payments and/or CP’s Tax Payments for any year with respect to which Mesoblast has made payments of Additional Rent for same pursuant to this Paragraph 4(a), Carlo Pazolini shall within ten (10) business days after receipt of such refund pay to Mesoblast or credit against Additional Rent payments next coming due hereunder the portion of such refund that relates to the respective Additional Rent paid by Mesoblast under this Paragraph 4(a) for such year.

(b) Mesoblast shall pay for electricity supplied to the Subleased Premises directly to the utility company providing such electrical service pursuant to Section 33 of the Sublease. Mesoblast shall also have usage control over the HVAC package unit located within the Subleased Premises and shall be entitled to utilize one (1) conduit benefitting the Subleased Premises in accordance with Section 33 of the Sublease.

(c) In the case of any of Additional Rent payments which are not due on a regular basis on the first day of the month, Carlo Pazolini shall give Mesoblast notice of the due date and amount thereof promptly after its receipt of an invoice from CIT or Landlord, and Mesoblast shall make payment to Carlo Pazolini (or if permitted by CIT or Landlord, directly to CIT or Landlord, as applicable) in each case within ten (10) days after its receipt of such notice together with a copy of the related bill and/or supporting documentation received from CIT and/or Landlord, as applicable, except where a shorter period is specified in this Sub-Sublease.

5. Subordination to and Incorporation of Sublease and Lease.

(a) Obligations. Mesoblast confirms that it has read the Sublease and the Lease and is familiar with all of the terms and provisions set forth therein (other than any redacted provisions). Subject to the modifications and exclusions set forth in this Sub-Sublease, the terms, provisions, covenants, stipulations, conditions, rights, obligations, remedies, agreements and definitions contained in the Sublease are incorporated herein by reference and are made a part hereof and shall, as between Carlo Pazolini and Mesoblast (as if they were the “Sublandlord” and the “Subtenant,” respectively, under the Sublease and as if the Subleased Premises were the “Premises” under the Sublease), constitute the terms of this Sub-Sublease as if herein set forth at length, mutatis mutandis, except to the extent that they are inapplicable, inconsistent with, or modified by the terms of this Sub-Sublease, and except as otherwise set forth herein. Mesoblast agrees to observe, carry out, perform and discharge the terms and provisions of the Sublease and the Lease to the extent required to be observed, carried out, performed or discharged by Carlo Pazolini under the Sublease, except to the extent that they are inapplicable, inconsistent with or modified by the terms of this Sub-Sublease.

(b) Subordination. Mesoblast hereby agrees that (i) this Sub-Sublease is and shall remain in all respects subject and subordinate to the Sublease and the Lease (as incorporated pursuant to the terms of the Sublease), (ii) except to the extent otherwise expressly permitted by this Sub-Sublease, Mesoblast will occupy the Subleased Premises in accordance with the terms of the Sublease and the Lease, will maintain the Subleased Premises in accordance with the provisions of the Sublease and the Lease as though it were the “Subtenant” thereunder (or the “Tenant” thereunder) and will not do or cause to be done, or suffer any act or omit to do, any act which might result in a violation of or a default under any of the terms, conditions, covenants or agreements of the Sublease or the Lease.

(c) Conflicting Terms. Except as otherwise specifically provided herein, in the event that any term and/or condition of this Sub-Sublease shall conflict with, or be inconsistent with, any term and/or condition of the Sublease or the Lease, this Sub-Sublease will govern, unless such term and/or condition would constitute a default under or breach of the Sublease or the Lease, in which case the Sublease or the Lease, as the case may be, will govern. Mesoblast shall not take or suffer any action which would constitute a default under, or be a violation of, the Sublease or the Lease.

(d) Excluded Provisions; Modified Provisions. The following provisions of the Sublease shall be deemed to be excluded from this Sub-Sublease: Article 2; Article 3; Section 4(a); Section 4(b); Section 4(d); Article 5; Article 6(c), Article 7; the second and third sentences of Section 9(a); the third and fourth sentences of Section 10(a); Article 11; the first paragraph of Article 20; Article 21; Article 22; Article 24; Article 25; first sentence of Article 34; Article 35; Section 36(b); Article 37; Exhibit A; Exhibit B; and Exhibit E. For purposes of this Sub-Sublease (i) the reference to “thirty (30) days” in Section 13(c) shall be replaced with “twenty (20) days” and (ii) each reference to “Prime Lease” in Article 7 of the Sublease shall be deemed to mean the Sublease.

(e) Termination of Sublease or Lease. In the event that the term of the Sublease and the Lease is terminated prior to the Expiration Date, this Sub-Sublease shall automatically cease and terminate on the date of such termination. In the event of such termination, Carlo Pazolini shall return to Mesoblast that portion of Fixed Rent and Additional Rent paid in advance by Mesoblast, if any, pro-rated as of the date of such termination.

(f) Entry and Inspection. CIT, Carlo Pazolini and Landlord shall have the right to enter and inspect the Subleased Premises pursuant to the applicable provisions of the Sublease and the Lease.

(g) Services. Mesoblast shall be entitled to the services, utilities and repairs which Landlord is obligated to furnish or make to CIT pursuant to the terms of the Lease, but Carlo Pazolini shall have no obligation to make any repairs or provide such utilities or services. Carlo Pazolini shall in no event be liable to Mesoblast nor shall the obligations of Mesoblast thereunder be impaired, or the performance thereof be excused, because of any failure or delay on the part of Landlord in furnishing such services or in making such repairs unless such failure or delay results from a default by Carlo Pazolini under the Sublease or the Lease. If Landlord or CIT shall default in any of their respective obligations to provide or perform services, Carlo Pazolini will in accordance with Paragraph 12 below, reasonably assist Mesoblast’s efforts to obtain such services or, at Mesoblast’s request, exercise its rights under the Sublease on behalf of Mesoblast.

(h) Consents and Notices. In all provisions of this Sub-Sublease (including provisions of the Sublease and the Lease incorporated hereby) requiring the approval or consent of CIT and/or Landlord, Mesoblast shall be required to obtain the approval or consent of Carlo Pazolini, and Carlo Pazolini shall apply to CIT for such approval or consent promptly after receipt of the application from Mesoblast. In all provisions of this Sub-Sublease (including provisions of the Sublease and the Lease incorporated hereby) requiring that notice be given, Mesoblast shall be required to give notice to Carlo Pazolini, CIT and Landlord. Any covenants, warranties, representations or other undertakings of CIT under the Sublease and Landlord under the Lease shall not be deemed to be made by, or otherwise constitute obligations of Carlo Pazolini under this Sub-Sublease.

(i) Consent to this Sub-Sublease. Carlo Pazolini shall, promptly after execution of this Sub-Sublease by both parties, submit copies of same to CIT and Landlord and shall use reasonable efforts to obtain CIT’s and Landlord’s consent to this Sub-Sublease; provided, however, that Carlo Pazolini shall not be required to make any payments or commence any action or proceeding in order to obtain CIT’s or Landlord’s consent to this Sub-Sublease and shall not in any event be liable to Mesoblast for any failure to obtain same (as long as Carlo Pazolini shall have used reasonable efforts as aforesaid to obtain CIT’s and Landlord’s consent to this Sub-Sublease). Mesoblast shall fully cooperate with Carlo Pazolini in order to obtain CIT’s and Landlord’s consent to this Sub-Sublease, including, but not limited to, promptly supplying such financial, business or other information or documentation as CIT and/or Landlord may reasonably request of Carlo Pazolini in connection with this Sub-Sublease. In the event that CIT’s and Landlord’s consent to this Sub-Sublease is not obtained within thirty (30) business days after this Sub-Sublease has been executed and delivered by the parties hereto, either party may terminate this Sub-Sublease by giving at least three (3) days’ prior written notice of termination to the other party. If such consent is received prior to the end of such notice period (inclusive of the last day of such period), then this Sub-Sublease shall not terminate and any prior notice of termination shall be deemed withdrawn and of no further force or effect. If this Sub-Sublease is terminated pursuant to the immediately preceding sentence of this Paragraph 5(i), Carlo Pazolini shall within five (5) business days return to Mesoblast the first monthly installment of Fixed Rent which was paid by Mesoblast pursuant to Paragraph 3(b) above and the Security Deposit which was submitted by Mesoblast pursuant to Paragraph 19(a) below, and, except as aforesaid, neither party shall have any further obligation to the other party under this Sub-Sublease.

6. Use of Subleased Premises; Quiet Enjoyment.

(a) Mesoblast covenants that it will use and occupy the Subleased Premises for general, executive and administrative offices and other uses permitted under the Sublease only and for no other purposes.

(b) Provided that this Sub-Sublease is in full force and effect and no Event of Default then exists, Mesoblast shall have, hold and enjoy the Subleased Premises peaceably and quietly during the Term hereof without hindrance or molestation by Carlo Pazolini, or any party claiming through or under Carlo Pazolini, subject to the terms and conditions of this Sub-Sublease, the Sublease and the Lease.

7. Improvements. Mesoblast shall make no improvements, alterations or refurbishing of the Subleased Premises without the prior written consent of Carlo Pazolini, CIT and Landlord. Subject to the consent of Landlord and CIT, Carlo Pazolini consents to the installation, at Mesoblast’s sole cost and expense, of signage as and to the extent provided in Section 23 of the Sublease. Upon the request of Mesoblast (and two originals prepared by Mesoblast for Carlo Pazolini’s submission), Carlo Pazolini shall forward to CIT an Original Alterations Notice (as defined in the Sublease) and/or a Second Alterations Notice (as defined in the Sublease). Carlo Pazolini shall not unreasonably withhold or delay its consent to any work proposed to be done by Mesoblast to prepare the Subleased Premises for its initial occupancy or to any subsequent non-structural interior work or to any signs proposed by Mesoblast, provided that CIT and Landlord have consented thereto. All Mesoblast improvements shall be performed by Mesoblast at its sole cost and expense. Mesoblast’s rights and obligations with respect to alterations within the Subleased Premises shall be further governed and limited by the relevant provisions of the Sublease and the Lease. Mesoblast shall reimburse Carlo Pazolini for all out-of-pocket expenses incurred in connection with improvements, alterations or refurbishments (including fees and expenses imposed upon Carlo Pazolini by CIT or Landlord) in connection with Mesoblast’s improvements, alterations or improvements (including requests therefor).

8. Default by Mesoblast.

(a) The following shall constitute events of default (each an “Event of Default”):

(i) if (A) Mesoblast shall fail to pay any Fixed Rent or Additional Rent on the due date thereof and such default shall continue for a period of five (5) days after notice by Carlo Pazolini to Mesoblast of such default, or (B) Mesoblast shall fail to comply with any term, provision or covenant of this Sub-Sublease or any applicable term, provision or covenant of the Sublease or the Lease, or Mesoblast shall violate any rules and regulations now or hereafter established for the operation of the Building and Mesoblast shall fail to remedy such failure within fifteen (15) days after notice from Carlo Pazolini, or if such failure complained of shall be of a nature that the same cannot be completely cured and remedied within said fifteen (15) day period, and Mesoblast shall not (1) promptly upon the giving by Carlo Pazolini of such notice, advise Carlo Pazolini of Mesoblast’s intention to institute all steps necessary to remedy such situation, (2) promptly institute and thereafter diligently pursue all steps necessary to remedy the same and (3) effect such remedy within a reasonable time after the date of the giving of said notice by Carlo Pazolini and in any event prior to such time as would subject Carlo Pazolini, CIT, Landlord, their respective agents or any mortgagee or ground lessee to civil or criminal liability or prosecution for a crime; or

(ii) if, within any period of twelve (12) months during the Term, Mesoblast shall on three (3) separate occasions, fail to pay any Fixed Rent or Additional Rent on the due date thereof and Carlo Pazolini shall have given the notice contemplated by Paragraph 8(a)(i)(A) and either (A) Mesoblast shall pay the overdue amount within the time period specified in Paragraph 8(a)(i)(A) or (B) Carlo Pazolini shall, in its sole discretion, have permitted Mesoblast to cure such breach after the said cure period; or

(iii) if (A) any petition is filed by Mesoblast under any provision of Federal or state bankruptcy laws or other statute whether domestic or foreign involving creditors’ rights or the insolvency of debtors or any such petition is filed against Mesoblast and Mesoblast fails to secure a dismissal or stay thereof within sixty (60) days, or (B) Mesoblast shall become insolvent or make an assignment for the benefit of creditors, or (C) a receiver is appointed for all or substantially all of the assets of Mesoblast and Mesoblast fails to secure a dismissal or stay thereof within sixty (60) days, or (D) Mesoblast shall be dissolved or liquidated.

(b) Upon the occurrence of an Event of Default Carlo Pazolini shall have the right, at its option, to do and perform any one or more of the following, in addition to, and not in limitation of any other remedy or right permitted it by law, by this Sub-Sublease, the Sublease or by the Lease:

(i) terminate this Sub-Sublease, in which event Mesoblast shall immediately surrender the Subleased Premises to Carlo Pazolini, but if Mesoblast shall fail to do so, Carlo Pazolini may, without prejudice to any other right or remedy Carlo Pazolini may have, either by law or under this Sub-Sublease or otherwise, obtain possession and rent in arrears, enter upon the Subleased Premises and expel or remove Mesoblast and Mesoblast’s personal property, with force or without force, and without being liable to Mesoblast, and Mesoblast, in addition to its foregoing obligations, agrees to indemnify and hold Carlo Pazolini harmless for all losses or damages which Carlo Pazolini may suffer by reason of such termination, whether through inability to relet the Subleased Premises or through decrease in rent or by damage to the Subleased Premises, or otherwise, or

(ii) enter the Subleased Premises and remove Mesoblast and its personal property therefrom without terminating this Sub-Sublease or being liable to Mesoblast in any manner whatsoever for such acts, and, at Carlo Pazolini’s option, relet the Subleased Premises as the agent of Mesoblast and receive rent therefor, and in such case Mesoblast shall be liable on a monthly basis when rent is otherwise due and payable to Carlo Pazolini for any deficiency which may arise by reason of such reletting during the remainder of the Term hereof, but shall not be entitled to any surplus so arising. In the event of a conflict between the provisions of this Sublease or the Lease, the provisions of this Paragraph 8 shall prevail.

9. Subletting and Assignment.

(a) Mesoblast shall not assign, mortgage, pledge, encumber or in any manner transfer this Sub-Sublease or any part thereof nor further sublet or suffer the Subleased Premises or any part thereof to be used by others, except as expressly permitted by this Sub-Sublease, the Sublease (including, without limitation, the first sentence of Section 10(a) thereof) and the Lease. If this Sub-Sublease is assigned in violation of the provisions of this Sub-Sublease, Carlo Pazolini may and is hereby empowered to collect rent from the assignee. In such event, Carlo Pazolini may apply the net amount received by it to the Fixed Rent, Additional Rent or any other payments herein reserved or provided for, and no such collection shall be deemed a waiver of the covenant herein against assignment, mortgage, pledge or encumbrance, or an acceptance of the assignee as a tenant or subtenant under this Sub-Sublease or a release of Mesoblast from the further performance of its covenants herein. If the Subleased Premises or any part thereof is further sublet or occupied by others in violation of the provisions of this Sub-Sublease, Carlo Pazolini is hereby empowered to collect rent from the subtenant or other occupant, and to apply the same to the curing of any default hereunder in any order of priority Carlo Pazolini may elect, any unexpended balance to be applied by Carlo Pazolini against any rental or other obligations subsequently becoming due. The making of any assignment, mortgage, pledge, encumbrance or subletting in whole or in part, and whether or not in violation of the provisions of this Sub-Sublease, shall not operate to relieve Mesoblast from its obligations under this Sub-Sublease and, notwithstanding any such assignment, mortgage, pledge, encumbrance or further subletting, Mesoblast shall remain liable for the payment of all Fixed Rent, Additional Rent and other charges and for the due performance of all the covenants, agreements, terms and provisions of this Sub-Sublease until the end of the Term (except to the extent of any rents actually collected by Carlo Pazolini from any such assignee or subtenant). Each and every assignee, whether as assignee or as successor in interest of Mesoblast or as assignee or successor in interest of any assignee, shall immediately be and become and remain liable jointly and severally with Mesoblast and with each other for the payment of the Fixed Rent, Additional Rent and other charges payable under this Sub-Sublease and for the due performance of all the covenants, agreements terms and provisions of this Sub-Sublease on the part of Mesoblast to be paid and performed until the end of the Term.

(b) Any proposal by Mesoblast to assign this Sublease or to further sublet the Subleased Premises or any portion thereof shall be subject to the prior written consent of Carlo Pazolini, CIT and Landlord. Upon the request of Mesoblast (and two originals prepared by Mesoblast for Carlo Pazolini’s submission), Carlo Pazolini shall forward to CIT an Original Transfer Notice (as defined in the Sublease) and/or a Second Transfer Notice (as defined in the Sublease). Carlo Pazolini will not unreasonably withhold, delay or condition its consent to a proposed assignment or further subletting of the Subleased Premises or a portion thereof, provided that (i) Mesoblast is not then in default under this Sub-Sublease and (ii) CIT and Landlord have consented thereto. Mesoblast shall reimburse Carlo Pazolini for all reasonable out-of-pocket expenses incurred in connection with a proposed assignment or subletting by Mesoblast, including, without limitation the reasonable out-of-pocket fees and disbursements of Carlo Pazolini’s attorneys.

10. Liability; Insurance.

(a) Neither Carlo Pazolini nor its successors, assigns or agents shall be liable for any loss of or damage to property of Mesoblast or Mesoblast’s subtenants, assigns, employees, agents or visitors, except for loss or damage resulting from Carlo Pazolini’s gross negligence or willful misconduct. With respect to the Subleased Premises, Carlo Pazolini, its successors, assigns, employees and agents shall not be liable for any injury or damage to persons or property except for loss or damage resulting from the gross negligence or willful misconduct of Carlo Pazolini, its successors, assigns, employees and agents.

(b) Mesoblast shall maintain with respect to the Subleased Premises comprehensive general public liability insurance, property insurance and other insurance in the manner and with the minimum limits and maximum deductibles set forth in the Lease, with insurance companies qualified to do business in the State of New York and otherwise meeting the standards set forth in the Sublease and the Lease, insuring Mesoblast, Carlo Pazolini, CIT, Landlord and any other parties required in accordance with the Sublease and/or the Lease as named insureds, against, inter alia, claims and liabilities for bodily injury or death to persons, and damage to property. Each party shall look exclusively to any insurance carried by it pursuant to this Sub-Sublease, the Sublease and the Lease for loss or damage to property resulting from the negligence of the other party or its agents, servants, employees, contractors, invitees or licensees, and, to the extent permitted by law, Carlo Pazolini and Mesoblast each hereby releases and waives all right of recovery against the other or anyone claiming through or under each of them by way of subrogation or otherwise, provided that such waivers of liability are permitted and are available under both Carlo Pazolini’s and Mesoblast’s policies of insurance or such waivers are approved by their insurance carriers. Each party agrees to pay the added cost, if any, of obtaining such approval from its insurance carrier. Mesoblast shall deliver a certificate of insurance to Carlo Pazolini with respect to all insurance required under this Sub-Sublease, the Sublease and the Lease prior to the Commencement Date. Each of Mesoblast’s policies of insurance shall provide that such policy may not be changed, amended, canceled or allowed to lapse except upon thirty (30) days’ (other than for cancellation for non-payment, which shall be upon ten (10) days’) prior notice to Carlo Pazolini, CIT, Landlord and any other parties required in accordance with the Sublease or Lease. Such insurance shall be subject to Carlo Pazolini’s reasonable approval as to form, content, coverage and expiration dates, which approval shall be deemed granted if not refused within thirty (30) days after delivery of the certificate of insurance to Carlo Pazolini.

11. Indemnification. Except as provided in Paragraph 10 hereof, Mesoblast shall indemnify and hold harmless Carlo Pazolini from and against all claims, losses, costs, damages, expenses and liabilities (including, but not limited to, the costs of legal proceedings and reasonable attorneys’ fees and disbursements) which Carlo Pazolini may incur, pay or have asserted against it by reason of any injuries to persons occurring in, on or about the Subleased Premises caused by the acts or omissions of Mesoblast, its agents, employees, guests or invitees or by reason of any breach, failure or default hereunder on Mesoblast’s part, including any breach or default which results in a breach of or possible termination or forfeiture of the Sublease and/or the Lease. Except as provided in Paragraph 10 hereof, Carlo Pazolini shall indemnify and hold harmless Mesoblast from and against all claims, losses, costs, damages, expenses and liabilities (including, but not limited to, the costs of legal proceedings and reasonable attorneys’ fees and disbursements) which Mesoblast may incur, pay or have asserted against it by reason of any breach or default which results in a breach of or possible termination or forfeiture of the Sublease and/or the Lease; provided, that, the foregoing indemnity shall not include any default under the Sublease and/or the Lease to the extent arising from Mesoblast’s failure to perform any of its obligations under this Sub-Sublease. In the event of a conflict between the provisions of this Paragraph 11 and any provision of the Sublease or the Lease, the provisions of this Paragraph 11 shall prevail. The provisions of this Paragraph 11 shall survive the expiration or earlier termination of this Sub-Sublease.

12. Mesoblast’s Rights. Notwithstanding anything to the contrary herein set forth, Mesoblast shall in no case have any rights in respect of the Subleased Premises greater than the rights of Carlo Pazolini under the Sublease or CIT under the Lease. Mesoblast will look solely to Landlord under the Lease for the enforcement of Mesoblast’s rights. Carlo Pazolini agrees to use reasonable efforts (not including the expenditure of funds or the institution of litigation) to obtain for the benefit of Mesoblast any services or other benefits provided by Landlord under the Lease which relate to the use and enjoyment of the Subleased Premises. If Landlord shall default in any of its obligations to CIT with respect to the Subleased Premises, in addition to any other remedies, Mesoblast shall also be entitled to request that Carlo Pazolini endeavor to enforce the Lease against Landlord either directly or through CIT but Carlo Pazolini shall have no obligation to bring any action or proceeding or to take any steps to enforce the Lease against Landlord. If, after receipt of a written request from Mesoblast, Carlo Pazolini shall fail or refuse to initiate an appropriate enforcement action against Landlord (as may be permitted pursuant to the Sublease) with respect to the Subleased Premises, Mesoblast shall have the right, at Mesoblast’s sole expense, to take such action in its own name or, in the event that Mesoblast lacks standing to take such action in its own name, to use the name of Carlo Pazolini for taking such action. For the purpose of such an action and only to such extent, all of the rights of Carlo Pazolini under the Sublease are hereby conferred upon and assigned to Mesoblast, Mesoblast is hereby subrogated to such rights and Carlo Pazolini agrees to reasonably cooperate, at Mesoblast’s expense, with Mesoblast’s prosecution of any such action. In addition to the indemnification provided under Paragraph 11 hereof, Mesoblast hereby indemnifies and agrees to hold harmless Carlo Pazolini from and against all claims, losses, costs, damages, expenses and liabilities (including but not limited to, the costs of legal proceedings and reasonable attorneys’ fees and disbursements) which Carlo Pazolini may incur, pay or have asserted against it by reason of the prosecution of any such action by Mesoblast or Carlo Pazolini’s cooperation therewith. The provisions of the foregoing sentence shall survive the expiration or earlier termination of this Sub-Sublease.

13. Possession, Care and Condition of Subleased Premises.

(a) Possession and Condition. Mesoblast acknowledges that Carlo Pazolini has afforded Mesoblast the opportunity for full and complete investigation, examination and inspection of the Subleased Premises. Mesoblast acknowledges that it has examined the Subleased Premises and that it is leasing the Subleased Premises in their “as is” condition. Carlo Pazolini shall leave in place in the Subleased Premises in their “as is” condition, all furniture and other items which are listed on “Exhibit A” which is attached to this Sub-Sublease as an integral part hereof (the “Carlo

Pazolini Property”). The Carlo Pazolini Property shall remain the property of Carlo Pazolini, and Mesoblast shall exercise the care of a prudent custodian in its use and care of the Carlo Pazolini Property during the Term. Mesoblast shall be responsible for any damage to or loss of any of the Carlo Pazolini Property, ordinary wear and tear excepted. Notwithstanding the foregoing, the Carlo Pazolini shall be the owner of the Carlo Pazolini Property throughout the Term. On the Expiration Date, as defined above, Mesoblast shall purchase the Carlo Pazolini Property for One Dollar ($1.00) and the Carlo Pazolini Property shall become the property of the Mesoblast. Carlo Pazolini has made no representation or warranty concerning the condition of the Subleased Premises or the Carlo Pazolini Property, except as expressly set forth in this Sub-Sublease. Subject to the provisions of Paragraph 2. hereof, on the date upon which the term hereof shall expire and come to an end, whether by expiration, by lapse of time or otherwise, Mesoblast, at its sole cost and expense, shall quit and surrender the Subleased Premises to Carlo Pazolini in substantially the same condition as delivered to Mesoblast on the Commencement Date, ordinary wear and tear and damage from any casualty excepted, and broom clean; provided, however, that, if required by CIT under the Sublease or Landlord under the Lease, Mesoblast shall, prior to the Expiration Date, remove any improvements and alterations which have been installed in the Subleased Premises by Mesoblast and restore the Subleased Premises, but in no event shall Mesoblast have any liability or obligation for removal of any alterations or improvements made by CIT, Carlo Pazolini or any of their respective sublessees, licensees or occupants. If Mesoblast shall fail to promptly remove any such alterations, installations, additions, and improvements which CIT or Landlord shall designate to be removed in accordance with this Section, then such items may be removed by Carlo Pazolini, and Mesoblast shall promptly reimburse Carlo Pazolini for any expenses incurred by Carlo Pazolini in connection therewith, including, without limitation, the cost of removal thereof and of repairing any damage caused thereby, plus a fifteen percent (15%) administration fee. Mesoblast shall also remove from the Premises all of Mesoblast’s goods, effects, movable personal property, business and trade fixtures, and machinery and trade equipment, and shall repair all damage resulting from such removal. Any of such items not so removed by Mesoblast at the expiration or termination of this Sublease shall be conclusively deemed to have been abandoned by Mesoblast. Mesoblast shall not receive any cost or credit therefor, and Carlo Pazolini may dispose of the same without any liability to Mesoblast; provided, however, that Mesoblast shall promptly reimburse Carlo Pazolini for any expenses incurred by Carlo Pazolini in connection therewith, including, without limitation, the cost of removal thereof and of repairing any damage caused thereby, plus a fifteen percent (15%) administration fee.

(b) Obligation to Repair. Mesoblast shall take good care of the Subleased Premises and the fixtures and appurtenances therein. All damage or injury to the Subleased Premises and to its fixtures, glass, appurtenances and equipment or to the Building caused by Mesoblast’s moving of Mesoblast’s property in or out of the Building or by Mesoblast’s installation or removal of furniture, fixtures or other property, or resulting from Mesoblast’s negligent acts, omissions or misconduct shall be promptly repaired by Mesoblast, at its sole cost and expense, to the reasonable satisfaction of Carlo Pazolini, CIT and Landlord. If a request is made by CIT or Landlord for Carlo Pazolini to repair the Subleased Premises in accordance with the Sublease or the Lease, Mesoblast shall undertake such repair at its cost in accordance with the Sublease and the Lease. All of said repairs required to be made by Mesoblast shall be in quality and class substantially equal to the original work or installation and shall be done in a good and workmanlike manner. If Mesoblast fails to make such repairs after ten (10) days’ notice or such longer period as may be reasonably required to make such repairs (provided Mesoblast is then diligently pursuing completion of such repairs), the same may be made by Carlo Pazolini, CIT or Landlord at the expense of Mesoblast and all reasonable sums so spent and expenses incurred by Carlo Pazolini shall be collectible as Additional Rent and shall be paid by Mesoblast to Carlo Pazolini within ten (10) days after rendition of bills or statements therefor.

14. Notices. Notices, demands and any other communications hereunder shall be in writing and shall be given or made by overnight delivery by a recognized national courier service or by certified mail, return receipt requested, addressed to Carlo Pazolini at its address hereinabove set forth, provided after the Commencement Date hereof, Carlo Pazolini will provide Mesoblast with an alternative notice address, and addressed to Mesoblast at the address hereinabove set forth, to the attention of Michael Schuster or at such other address which either party may hereafter designate for such purpose by a written notice; provided, however, that after Mesoblast has moved into the Subleased Premises, notices, demands and any other communications shall be sent to Mesoblast at the Subleased Premises. Notices, demands and other communications shall be deemed given (a) if delivered by personal delivery or by overnight courier service, on the date of delivery or rejection of such delivery or (b) if sent by certified mail, upon receipt or rejection of such delivery. Carlo Pazolini shall, within five (5) days after receipt thereof, give to Mesoblast a copy of each notice or demand received from CIT or Landlord relating to the Subleased Premises, and Mesoblast shall, within five (5) days after receipt thereof, give to Carlo Pazolini a copy of each notice or demand received from CIT or Landlord relating to the Subleased Premises.

15. Miscellaneous. This Sub-Sublease contains the entire agreement of the parties with respect to the transactions contemplated hereby, supersedes all prior agreements or understandings between the parties and may not be changed or modified in any way unless such change or modification is in writing and signed by the parties hereto. Neither Carlo Pazolini nor Mesoblast has made any representations or warranties with respect to this Sub-Sublease except as expressly set forth herein. If any provision of this Sub-Sublease shall be held to be invalid or unenforceable in any respect, the validity or enforceability of the remaining portions of this Sub-Sublease shall be unaffected thereby. This Sub-Sublease shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. The headings in this Sub-Sublease are for convenience only and shall not be used in construing the intentions of the parties. This Sub-Sublease shall be governed by and construed in accordance with the laws of the State of New York. Carlo Pazolini and Mesoblast each represents that (i) it is duly organized, validly existing and in good standing in the State of Delaware, (ii) it has full right and authority to enter into this Sub-Sublease and that the officer signing this Sub-Sublease on its behalf is authorized to do so and (iii) the execution, delivery and performance of this Sub-Sublease have been duly authorized by all necessary action of such party. Carlo Pazolini represents that the Sublease and to Carlo Pazolini’s knowledge, the Lease are each in full force and effect, no default exists under the Sublease or, to Carlo Pazolini’s knowledge, under the Lease, and to Carlo Pazolini’s knowledge, no fact, event or condition has occurred or exists which, with or without notice, the passage of time or both, would constitute a default under the Sublease or, to Carlo Pazolini’s knowledge, under the Lease

16. Intentionally Omitted.

17. Interest, Late Charges. Mesoblast shall, on demand, pay interest on any Fixed Rent, Additional Rent and other amounts payable by Mesoblast to Carlo Pazolini pursuant hereto if any such amount is received after its due date. Interest will accrue at a fluctuating rate per annum equal to three percent (3%) above the rate of interest announced by Citibank, N.A., or its successor, from time to time as its prime or base lending rate (but in no event at a rate in excess of the maximum legal rate permitted by law) from the date such amounts of Fixed Rent, Additional Rent or other amounts first became due hereunder until the same are received by Carlo Pazolini. In addition, if any Fixed Rent, Additional Rent or other amount payable by Mesoblast to Carlo Pazolini pursuant hereto is not paid within fifteen (15) days after its due date, Mesoblast shall pay to Carlo Pazolini a late charge of five cents ($.05) for each Dollar of the overdue amount to defray Carlo Pazolini’s administrative costs for handling the late payment. The right of Carlo Pazolini to collect interest and late charges shall be without derogation of any other right of Carlo Pazolini hereunder. The amounts payable under this Paragraph 17 shall be deemed to be Additional Rent for purposes of this Sub-Sublease. In the event of any inconsistency between this Paragraph 17 and any provision of the Sublease or the Lease, this Paragraph 17 shall prevail.

18. Brokerage. Carlo Pazolini and Mesoblast each represents and warrants to the other party that it has had no dealings or communications with any broker or agent in connection with this Sub-Sublease other than Adams & Co. Real Estate, LLC (“Adams”) and Cushman & Wakefield, Inc. (together with Adams, the “Brokers”). Carlo Pazolini and Mesoblast each agrees to hold harmless and indemnify the other party from and against any and all costs, expenses or liability (including, without limitation, the cost of legal fees and related expenses) incurred by the other party in connection with or relating to the breach by it of the representation set forth above. The commission due to the Brokers shall be paid by Carlo Pazolini pursuant to a separate agreement between Carlo Pazolini and Adams.

19. Security Deposit.

(a) As security for the full and punctual performance by Mesoblast of all of the terms and conditions of this Sub-Sublease, Mesoblast shall deposit the sum of Seven Hundred Fourteen Thousand Seven Hundred Ninety Eight Dollars ($714,798.00) (the “Security Deposit”) with Carlo Pazolini by means of an irrevocable letter of credit (such letter of credit and all renewals and replacements thereof are referred to herein as the “Letter of Credit”) substantially in the form of Exhibit “B” which is attached to this Sub-Sublease as an integral part hereof and issued in the Borough of Manhattan, State of New York to Carlo Pazolini as the sole beneficiary thereunder by Bank of America, N.A. or another bank or trust company (the “Issuing Institution”) reasonably acceptable to Carlo Pazolini and having an expiration date of no later than three hundred sixty five (365) days after its date of issuance with automatic annual renewals. The Letter of Credit shall not limit the number of times that Carlo Pazolini is entitled to draw thereunder and shall be transferable by Carlo Pazolini to any successor to Carlo Pazolini’s position as sub-sublandlord under this Sub-Sublease without cost to Carlo Pazolini or such successor. The final Letter of Credit established hereunder shall have an expiration date which falls at least sixty-five (65) days after the Expiration Date. The Security Deposit shall be submitted to Carlo Pazolini by Mesoblast concurrently with the signing of this Sub-Sublease by Mesoblast.

(b) Upon the occurrence of an Event of Default by Mesoblast under this Sub-Sublease or whenever Carlo Pazolini has obtained a judgment against Mesoblast based on a claim arising out of this Sub-Sublease, Carlo Pazolini may draw against the Letter of Credit, to the extent required for the payment of any Fixed Rent or Additional Rent or for any sum which Carlo Pazolini may expend or be required to expend by reason of Mesoblast’s default or the amount of such default or judgment, as the case may be. The Letter of Credit may be drawn upon by presentation to the Issuing Institution of a statement of any officer of Carlo Pazolini certifying that Carlo Pazolini is entitled to draw such amount pursuant to the terms of this Sub-Sublease. The application of any amounts drawn under the Letter of Credit shall not constitute the cure by Mesoblast of the underlying default to which the Security Deposit is so applied.

(c) If Carlo Pazolini receives notice of non-renewal of any Letter of Credit required to be maintained under this Paragraph 19 and Mesoblast fails to renew or replace same by no less than thirty (30) days prior to its expiration with a renewal or replacement Letter of Credit meeting the requirements of this Paragraph 19, then Carlo Pazolini, at any time after such thirtieth (30th) day and prior to such renewal or replacement, may draw on such Letter of Credit for the undrawn amount of such Letter of Credit and deposit the proceeds of such draw into an account maintained by Carlo Pazolini (which account may include other funds of Carlo Pazolini) and Carlo Pazolini shall have the right to draw on such proceeds whenever Carlo Pazolini would have had the right to draw on the Letter of Credit, if such Letter of Credit had been renewed or replaced. Any renewal or replacement Letter of Credit shall be submitted to and held by Carlo Pazolini.

(d) In the case of every use, application or retention of the Security Deposit, Mesoblast shall, within five (5) days after demand, either increase the Letter of Credit by such sum or pay to Carlo Pazolini the sum so used, applied or retained, so that the Security Deposit shall be replenished to the amount which Mesoblast is required to maintain hereunder.

20. Consent to Jurisdiction. Each of the parties hereto hereby irrevocably consents and agrees that any legal action or proceeding with respect to this Sub-Sublease may be brought in any of the Federal or state courts having subject matter jurisdiction located in the Borough of Manhattan, The City of New York, and, by its execution and delivery of this Sub-Sublease, each such party hereby (a) accepts the non-exclusive jurisdiction of the aforesaid courts, (b) irrevocably agrees to be bound by any final judgment (after any appeal) of any such court with respect to this Sub-Sublease, and (c) irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding with respect to this Sub-Sublease brought in any such court, and further irrevocably waives, to the fullest extent permitted by law, any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

21. Covenants, Representations and Warranties. Each of the parties hereby covenants, represents and warrants to the other party as follows as of the date of this Sublease:

(a) This Sub-Sublease and the transactions contemplated hereby shall, upon execution by it, be its legal, valid and binding obligation and shall be enforceable against it in accordance with their terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies.

(b) The execution and delivery of this Sub-Sublease and the documents to be delivered pursuant to this Sub-Sublease and compliance by it with the provisions hereof and thereof will not (i) conflict with, result in a breach of, or constitute a default under, its certificate of incorporation or by-laws or other comparable organization documents or (ii) conflict with, result in a breach of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement to which it is a party or by which it is bound.

In addition, Carlo Pazolini hereby covenants, represents and warrants as follows as of the date of this Sub-Sublease:

(c) A true, correct and complete copy of the Sublease (including any amendments or modifications thereto) and Lease (except for those business terms which have been redacted therefrom) has been provided to Mesoblast’s attorney pursuant to those certain e-mails dated August 7, 2013 sent by David.Glassman@cushwake.com at 3:23 P.M. to Jane Wright-Mitchell at Jane.Wright-Mitchell@mesoblast.com.

22. This Sub-Sublease may be executed by two or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of this Sub-Sublease by facsimile transmission or electronic mail shall be effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, this Sub-Sublease has been executed by the duly authorized representatives of the parties as of the day and year first above written.

CARLO PAZOLINI (USA) LLC

By:	/s/ Sheryl Bloom
Name: Sheryl Bloom
Title: CEO

MESOBLAST INC.

By:	/s/ Michael Schuster
Name: Michael Schuster
Title: EVP Global Programs

/s/ Sue MacLeman
Sue MacLeman
SVP Corporate

MESOBLAST ACKNOWLEDGMENT

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On the 19 day of September, 2013, before me, the undersigned, a Notary Public in and for said state, personally appeared Michael Schuster, who proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he (she) executed the same in his (her) capacity, and that by his (her) signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Kathleen Hegierski
Notary Public

CARLO PAZOLINI ACKNOWLEDGMENT

STATE OF NEW JERSEY	)
) ss.:
COUNTY OF ESSEX	)

On the 19 day of September, 2013, before me, the undersigned, a Notary Public in and for said state, personally appeared Sheryl Bloom, who proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he (she) executed the same in his (her) capacity, and that by his (her) signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Daniele Natale
Notary Public

EXHIBIT A

Carlo Pazolini’s Property

505 5th Floor Furniture Inventory

CIT INVENTORY	ITEMS	QUANTITY

A. Conference Room 5A	Steelcase Convene Wedge 8’ Table Steelcase Convene Credenza 60x24 Room Wizard Keilhauer Elite Mid Back Faux (Ultrasuede) Chairs	1 1 1 8

B. Conference Room 5B	Steelcase Convene Round Table Steelcase Convene Credenza 60x24 Keilhauer Elite Mid Back Faux (Ultrasuede) Chairs	1 1 6

C. Legal Library	Keilhauer Elite Mid Back Faux (Ultrasuede) Chairs 7 Shelf Bookcase	4 3

D. Pantry	Chairmaster Bar Stools Subzero Refrigerator Amana Microwave Oasis Water Machine Uline Ice Maker Dell Monitor Endeleo Remote Blue Recycle Bins	3 1 1 1 1 1 1 2

E Ladies Room	Gray Trash Receptacle	1

F Other

Steelcase—36” Lateral File Cabinets (5 Drawers)

Steelcase—36” Lateral File Cabinets (2 Drawers)

Steelcase—30” Lateral File Cabinets (2 Drawers)

Steelcase—30” Lateral File Cabinets (3 Drawers)

Steelcase—Coat Closet

Plastic Waste Paper Baskets

Blue Recycle Bin

Keys for all Furniture & File Cabinets

8 5 12 21 1 47 1

H “A” Office Modular Desk Sets—Elective Elements

P Top Desk With 2 Rectangular Worksurfaces

3 Lateral Files

Wall Mounted Storage Unit and Tack Boards

Hardwired Task Lights and Ambient Lights Above

Wall Mounted Storage Unit.

Mobile Pedestal

Steelcase Leap Desk Chair

Geiger Guest Chairs

3 9 3 3 3 3 7

CIT INVENTORY	ITEMS	QUANTITY

I “B” Office Modular Desk Sets—Elective Elements

Bullet Top Desk With 2 Rectangular Worksurfaces

2 Lateral Files

Wall Mounted Storage Unit and Tack Boards

Hardwired Task Lights and Ambient Lights Above

Wall Mounted Storage Unit.

Mobile Pedestal

Steelcase Leap Desk Chair

Geiger Guest Chairs

23 46 23 23 23 23 46

J Powered Steelcase Montage Workstation	Rounded Work Surface With Box/Box/File 2 Lateral Files Slat Wall Monitor Arm Steelcase Leap Desk Chair In/Out Tray Pen/Pencil Holder Dual Paperclip Holder	21 40 21 21 19 40 20 21

K Miscellaneous from Touchdowns	Steelcase Leap Desk Chair	2

L Reception/Waiting Area	Reception Desk Waiting Area Chairs Waiting Area side Table	1 4 2

M Conference Room/04	Tables Chairs	4 8

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EXHIBIT B

FORM OF LETTER OF CREDIT

Form of Letter of Credit
Date:
L/C No.:
Amount: $714,798.00

CARLO PAZOLINI (USA) LLC

505 Fifth Avenue, Fifth Floor

New York, New York 10017

Attention: Sheryl Bloom

Ladies/Gentlemen:

We hereby establish our Irrevocable Standby Letter of Credit No.             in favor of CARLO PAZOLINI (USA) LLC for the account of MESOLBLAST LIMITED for a sum not exceeding $            , available by your drafts at sight on us effective immediately and expiring at our counters at our close of business on             .

Drafts drawn hereunder must be accompanied by a statement signed by one of your officers reading as follows: “The amount of the accompanying draft is due and payable to CARLO PAZOLINI (USA) LLC. by MESOLBLAST LIMITED under a certain Agreement of Sub—Sublease between CARLO PAZOLINI (USA) LLC, as sub-sublandlord, and MESOLBLAST LIMITED, as sub-subtenant.”

Drafts drawn hereunder must indicate: “Drawn under Letter of Credit No.             of [Name of Issuing Bank].”

It is a condition of this Letter of Credit that it shall be automatically extended without amendment for further periods of one year from the present and each future expiration date through August 3, 2021, unless, at least forty-five (45) days prior to such date, we shall send you notice in writing by registered or certified mail, return receipt requested, that we elect not to renew this Letter of Credit for such additional period. Any such notice will be effective two (2) days after being sent by us, and thereafter you may draw draft(s) on us at sight for amounts up to the remaining balance of this Letter of Credit on or before the then applicable expiration date, and such draft(s) need not be accompanied by any statement.

This Letter of Credit is transferable in its entirety to any assignee or transferee of your interest in the Agreement of Sub-Sublease refereed to above without any fee or charge on your part or on the part of the transferee.

Partial drawings under this Letter of Credit are permitted. The amount and date of presentation of any draft drawn and presented pursuant to the terms of this Letter of Credit shall be noted on this Letter of Credit by us. After making such notation, this Letter of Credit shall be returned immediately to you, unless any such draft presented and paid shall have exhausted this credit, in which case this Letter of Credit shall be retained by us.

We hereby engage with the drawers, endorsers and bona fide holders of drafts drawn under and in compliance with the terms of this Letter of Credit that such drafts will be duly honored if presented for payment at our office located at                                                   or at our principal office in New York City prior to the time of expiration hereof. Such drafts will be paid in immediately available funds before 2:00 p.m. New York time on the Banking Day after the day on which such draft is so presented. “Banking Day” means a day on which commercial banks are open for business in New York.

This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (2007 Revision) of the International Chamber of Commerce (Publication No. 600).

Very truly yours,
[Name of Issuing Bank]

Authorized Signature

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